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Exhibit 10.42

FIRST HORIZON PHARMACEUTICAL CORPORATION

EXECUTIVE OFFICERS' COMPENSATION FOR 2004 AND 2005

SUMMARY SHEET

Name	Position(2)	Year	Base Salary		Target Bonus(1)
Patrick P. Fourteau(3)	Chief Executive Officer and President	2004 2005	$ $	225,000 285,000	$ $	112,500 242,250
Darrell Borne(4)	Chief Financial Officer, Secretary and Treasurer	2004 2005	$ $	160,000 200,000	$ $	80,000 120,000
R. Brent Dixon(5)	Former Executive Vice President	2004 2005	$ $	97,500 —	$ $	— —
Sam Gibbons(6)	Vice President of Sales	2004 2005	$ $	25,227 180,000	$ $	— 90,000
Michael Mavrogordato(7)	Vice President of Business Development	2004 2005	$ $	131,250 150,000	$ $	65,625 75,000
Alan Roberts(8)	Vice President of Scientific Affairs	2004 2005	$ $	125,000 150,000	$ $	31,250 75,000
Leslie Zacks	Vice President of Legal Affairs	2004 2005	$ $	— 180,000	$ $	— 90,000

(1)
The target bonus is discretionary and actual amounts paid may be more or less. There is no stated maximum bonus. In 2004, Fourteau, Borne, Mavrogordato, Roberts were paid bonuses of $150,750, $107,200, $30,000, and $31,250 respectively.

(2)
All executives have been granted stock options by the Company. The options vest under the Company's annual vesting policy of 25% per annum. Executive stock options will vest immediately if they are terminated without cause or if the Company undergoes a change of control. As of December 31, 2004, Fourteau, Borne, Gibbons, Mavrogordato, Roberts, and Zacks had outstanding options, vested and unvested, of 610,000, 147,500, 80,000, 55,000, 60,763, and 50,000, respectively.

(3)
In addition to his base salary, Fourteau also received other compensation for the year ended December 31, 2004 of $5,116 contributed under First Horizon's 401(k) plan in 2004, $255 for group term life insurance, $6,256 for group health insurance premiums, $828 for short term disability insurance premiums and $28,697 in general personal expense reimbursements related to travel between his home and the Company.

(4)
In addition to his base salary, Borne also received other compensation for the year ended December 31, 2004 of $4,226 contributed under First Horizon's 401(k) plan in 2004, $255 for group term life insurance, $6,256 for group health insurance premiums and $828 for short term disability insurance premiums.

(5)
In addition to his base salary, Dixon also received other compensation for the year ended December 31, 2004 of $4,300 contributed under First Horizon's 401(k) plan in 2004, $149 for group term life insurance, $1,809 for group health insurance premiums, $483 for short term disability insurance premiums, $4,353 in COBRA payments, $202,500 in post-employment payments and $44,000 in bonus payments.

(6)
In addition to his base salary, Gibbons also received other compensation for the year ended December 31, 2004 of $32 for group term life insurance, $69 for short term disability insurance premiums and a $5,000 signing bonus.

(7)
In addition to his base salary, Mavrogordato received other compensation for the year ended December 31, 2004 of $102 for group term life insurance and $26,701 in general personal expense reimbursements related to travel between his home and the Company.

(8)
In addition to his base salary, Roberts also received other compensation for the year ended December 31, 2004 of $5,704 contributed under First Horizon's 401(k) plan in 2004, $102 for group term life insurance, $6,256 for group health insurance premiums, $828 for short term disability insurance premiums and a retention bonus of $28,750. Roberts is currently reviewing the standard executive employment agreement, however the agreement has not been finalized.

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  Exhibit 10.42
FIRST HORIZON PHARMACEUTICAL CORPORATION EXECUTIVE OFFICERS' COMPENSATION FOR 2004 AND 2005 SUMMARY SHEET